UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 30, 2010

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936	13-3637458
(Commission File Number)	(IRS Employer Identification No.)

Chenming Industrial Park, Shouguang City, Shandong, China 262714

(Address of principal executive offices and zip code)

+86 (536) 567 0008

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2010, Shouguang City Haoyuan Chemical Co., Ltd. ("SCHC"), a wholly-owned subsidiary of Gulf Resources, Inc. (the “Company”), entered into a Crude Salt Field Acquisition Agreement (the “Agreement”) with State-Operated Shouguang Qingshuibo Farm (the “Transferor”).

Pursuant to the Agreement, SCHC shall acquire all right, title, and interest in and to all fixtures and facilities located at a 568-acre crude salt field located at Qingshuibo farm as described in the Agreement (the “Property”).  In consideration of the purchase, SCHC shall pay to the Transferor a total purchase price of RMB73,000,000 (approximately US$10.6 million), of which RMB36,500,000 (approximately US$5.3 million) shall be paid on the signing date of the Agreement. Subject to an inspection and written acceptance by SCHC, the remaining amount shall be paid within three days from the signing of the Agreement.  SCHC shall not transfer or sell the Property without prior approval by the Transferor.  Additionally, a 30-year land lease agreement for the Property will be signed by and between the parties within 15 business days from the signing of the Agreement, pursuant to which an annual leasing fee of RMB172,500 (approximately US$25,368) shall be paid by SCHC no later than June 30th of each year.

Copies of the Agreement and its attachment are attached hereto as Exhibit 10.1 and 10.2.

Item 8.01  Other Events.

On January 4, 2010, the Company issued a press release announcing it had signed the aforesaid Agreement with the Transferor. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Crude Salt Field Acquisition Agreement
10.2	Attachment to the Crude Salt Field Acquisition Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer

Dated: January 4, 2010

Exhibit Index

Exhibit No.	Description
10.1	Crude Salt Field Acquisition Agreement
10.2	Attachment to the Crude Salt Field Acquisition Agreement
99.1	Press Release